Exhibit 99.1
DISCLAIMER
THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

Operator
Ladies and gentlemen, thank you for standing by and welcome to the Dycom results conference call. At this time all lines are in a listen only-mode. Later there will be a question-and-answer session and instructions will be given at that time. (Operator Instructions) As a reminder, today’s call is being recorded.
At this time then I would like to turn the conference call over to Mr. Steven Nielsen. Please go ahead, sir.

Steve Nielsen - Dycom Industries — President & CEO
Thank you, Kent. Good morning, everyone. I’d like to thank you for attending our fourth quarter fiscal 2009 Dycom results conference call. During the call we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading “Investors” and subheading “Event Details”. Relevant slides will be identified by number throughout our presentation.
Going to slide one, today we have on the call Tim Estes, our Chief Operating Officer, Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet, Rick.

Rick Vilsoet - Dycom Industries — General Counsel
Thank you, Steve. Turning to slide two, except for historical information, statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates, and projections and involve known and unknown risks and uncertainties which may cause actual results to differ materially from forecasted results. These risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to update forward-looking information, Steve.

Steve Nielsen - Dycom Industries — President & CEO
Thanks, Rick. Yesterday we issued a press release announcing our fourth quarter results. As you review this release, it is important to note the following: During the fourth quarter of fiscal 2008, we recorded a noncash impairment charge resulting from the annual impairment testing of our goodwill, as well as a number of FIN 48 tax-related items. For clarity and to enable comparability between periods, my comments will be limited to results from continuing operations excluding these items. A reconciliation of the non-GAAP results to our GAAP results for the year ago period has been provided with our press release as well as on slide ten.
Moving to slide three, results of $0.17 per share for the fourth quarter were down from last year’s $0.23 per share result. Revenue increased sequentially by 4.6% to $269.7 million, but declined year-over-year by 16.3% for the quarter reflecting customer reductions in near-term capital spending plans.

Volumes were mixed from telephone companies as some customers deploy capital for new network initiatives at a slowing pace and all customers tightly managed routine capital and maintenance expenditures. Construction spending by cable customers was slow, while installation activity was mixed but increased toward the latter part of the quarter. Margins increased sequentially by 100 basis points and improved by 225 basis points year-over-year. Cash flow from operations was strong, reflecting stable days sales outstanding and we did not repurchase any of our common stock or senior subordinated notes.
Going to slide four, during the quarter we experienced the effects of an overall economy which was not growing. Revenue from AT&T was down sequentially and down year-over-year at $49.9 million or 18.5% of revenue. AT&T was our largest customer. Revenue from Verizon was $45.9 million. Verizon was Dycom’s second largest customer for the quarter at 17.0% of revenue. Revenue from Comcast was up sequentially and up year-over-year. Comcast was our third largest customer at $38.2 million or 14.2% of total revenue. CenturyLink, which resulted from the merger of CenturyTel and Embarq, was our fourth largest customer with revenues of $19.4 million or 7.2% of total revenue. And revenue from Time Warner Cable was down sequentially and year-over-year reflecting slowing upgrade activity and installation volumes. Time Warner Cable was our fifth largest customer at 6.8% of total revenue. All together our top five customers represented 63.7% of revenue and were down 16.5% year-over-year. All other customers declined 15.9%.
Now moving to slide five, backlog at the end of the fourth quarter was $935 million versus $1.118 billion at the end of the third quarter, a decrease of approximately $183 million. Of this backlog, approximately $582 million is expected to be completed in the next 12 months. During the quarter we continued to book new work and renew existing work. For DukeNet Communications a two year fiber construction contract in North and South Carolina. For Comcast, a three-year extension to our underground facility locating contract for Houston, Texas, and a system maintenance project in Maryland. From Time Warner Cable a one-year extension to our master installation contract for southwest Ohio and a system upgrade in Massachusetts. And for MetroCast, a system upgrade in Connecticut.
Headcount decreased during the quarter to 9,231, reflecting continued right-sizing of our workforce and a recessionary overall economy. Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries — CFO
Thanks, Steve, and good morning, everyone. As I discuss the financial results for the quarter, please note that there were several items that impacted our results for the prior year period that will be excluded from my comments. We have provided a reconciliation of these non-GAAP measures to the GAAP measures in the press release and also in the Appendix of the slide presentation for today’s call.
Going to slide number six of the presentation, contract revenues for the fourth quarter of 2009 were $269.7 million, which was down 16.3% from last year’s Q4 revenue of $322.1 million. This decline reflects the continued impact of customer reductions and near-term capital spending plans. Income from continuing operations for the quarter was $6.7 million compared to non-GAAP income of $9.1 million in the fourth quarter of 2008. Fully diluted earnings per share for the quarter was $0.17 per share compared to non-GAAP income of $0.23 per share in Q4 ‘08. The Q4 ‘08 non-GAAP amounts exclude the adjusting items set forth in our GAAP reconciliation in the Appendix to today’s slide presentation.
Turning to slide number seven, our cost of revenues decreased by 225 basis points as a percentage of revenues from the prior year fourth quarter. This reduction resulted from reduced fuel costs, which declined 177 basis points, as well as a number of other operational improvements during the period.
General and administrative costs were down approximately $670,000 on a year-over-year basis. This decline resulted from reduced labor and professional fees in the current period. Offsetting these declines was an increase in stock compensation of approximately $550,000, primarily from our performance based awards. Interest expense was slightly up from the non-GAAP interest expense in Q4 ‘08 due to the higher overall borrowing costs in the current year.
Our effective tax rate for the quarter came in higher than our expectations at just under 45% as we finalized our estimated tax requirements for fiscal 2009. On an annual non-GAAP basis our effective tax rate was 43.7%. However, as we look forward to fiscal 2010, we anticipate that our effective tax rate will be closer to 42% for the full year. Note that this rate is sensitive to a number of factors, including our level of taxable earnings, the impact of items that are nondeductible for tax purposes, the mix of locations where our work is performed and other tax-related variables.

Now turning to slide eight, we finished our fiscal year in a solid financial position with approximately $104.7 million of cash on hand. For the full year, cash increased by more than $82 million. During the quarter operating cash flows contributed $30.5 million. Based on average daily revenue in each period, days sales outstanding were 62 days up one day from the end of Q3 ‘09.
Capital expenditures, net of disposals, remained low during the quarter at $4 million. As we look forward to fiscal 2010 we currently anticipate that capital expenditures net of disposals will range from $40 million to $50 million for the full year. With our strong liquidity position, this range can be adjusted as necessary to address potential growth opportunities. We ended the quarter with no borrowings outstanding under our senior credit facility and $161.9 million of availability, after providing for letters of credit related to our insurance program.
Lastly, as we look ahead to next year, please note that fiscal 2010 will have a year-end date of July 31st and will include 53 weeks compared to the 52 week period for fiscal 2009. The extra week will fall in our fourth fiscal quarter, which will have a total of 14 weeks of operations. Now I will turn the call back to Steve.

Steve Nielsen - Dycom Industries — President & CEO
Thanks, Drew. Going to slide nine. In summary, during the quarter we were challenged by a deteriorating economy, yet continued to demonstrate strengths. First and foremost we maintained solid customer relationships throughout our markets. We continued to win projects and extend contracts at attractive pricing. In addition, as demand slowed we increased market share as our customers are consolidating vendor relationships.
Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The long-term drivers of these opportunities are as strong as ever and in fact may further strengthen. The government’s response to a weak economy includes increased funding for broadband initiatives and industry mergers and acquisition activities may expand new technology deployments.
Additionally, we remain encouraged that cable operators have begun to deploy a number of new technologies which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers. And finally, we are strong financially, maintaining ample liquidity, a robust balance sheet, and declining net debt, all of which position Dycom well to weather a difficult overall economic climate.
As our industry continues to evolve, we believe our fundamental strengths will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. And finally, as we look ahead, we expect flat to slightly down sequential revenue in our first quarter reflecting continued cautious spending by our customers and the completion of a pipeline project during the fourth quarter, margins in line with the July 2009 quarter, with both of these developments expected to occur within the context of a slow or no growth economic environment.
While the nation’s economy appears to be emerging from recession, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business to address a poor economic environment and these adjustments have fortified our strong balance sheet and meaningfully increased our liquidity. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees and the experience of our management team, who have successfully managed through difficult economic times before. Now, Kent, we will open the call for questions.

Operator
(Operator Instructions) And our first question then this morning comes from the line of Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets — Analyst
Good morning, guys, thanks. Wondering if you could, I guess, just first off give us some additional color on the decline in the backlog, what caused that.

Steve Nielsen - Dycom Industries — President & CEO

Sure. Adam, as we have talked about it before, in a number of our service businesses the contracts are annual and, in fact, have automatic renewal provisions that usually trigger in the fourth calendar quarter of the year. So we just saw a bleed-off on those contracts. We also, as we’ve talked about before, are going to go through a renewal cycle with the Verizon FTTP project. We’ve been through that a number of times before, but that comes up in the fourth calendar quarter. So from our perspective, it’s really just a natural bleed-down of the backlog based on those technical factors.

Adam Thalhimer - BB&T Capital Markets — Analyst
Seasonally, in Q1, it should — should bump back up.

Steve Nielsen - Dycom Industries — President & CEO
Well, actually, the way it works, because we’re a off-year, for the fiscal year it’s actually in our second quarter, which ends in January of ‘10, where you will see the auto renewal cycle kick in and the resolution of what we worked out with Verizon.

Adam Thalhimer - BB&T Capital Markets — Analyst
Great. And then can you give us an update on stimulus?

Steve Nielsen - Dycom Industries — President & CEO
Yes, as the deadline for applications came at the end of last month, we had a number of inbound calls from rural service providers. We provided documentation to a number of those that supported their stimulus applications. I think at this point they had a little trouble accepting all of the applications. They’re working through that administratively and I expect that we will get some feedback towards the latter part of September.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. AT&T talked about ramping up their CapEx in the back half of the calendar year. Are you feeling the effects of that at all yet?

Steve Nielsen - Dycom Industries — President & CEO
Adam, the way we think about AT&T is they’re a big Company, we don’t work for them everywhere and we don’t do much in the way of wireless for them. We’re taking a cautious view to the back half of the year. They may — and part of that capital spend may also be on the equipment line, which is really a good indicator of how next year is going to look as they may rebuild inventory. But at this point the business is solid, but we’re not seeing indications, at least in our footprint, of a significant spike-up at this point.

Adam Thalhimer - BB&T Capital Markets — Analyst
Okay. And then lastly you mentioned in your prepared remarks, Steve, that cable installations improved towards the latter half of the quarter. Is that a sustainable trend?

Steve Nielsen - Dycom Industries — President & CEO
I think all the cable operators talked about a challenging June quarter in terms of net adds, although Comcast, in particular, felt like that momentum improved for them in July and I think we can see that in our business. We are comfortable that as the economy starts feeling better that installation activities will pick up and as our primary customers also pick up their advertising historically, the third calendar quarter with the return to college activity, is a pretty solid one in installations.

Adam Thalhimer - BB&T Capital Markets — Analyst

Okay, thanks, Steve.

Operator
Thanks and our next question comes from the line of Alex Rygiel with FBR. Please go ahead.

Alex Rygiel - FBR — Analyst
Thanks. Good morning, Steve.

Steve Nielsen - Dycom Industries — President & CEO
Good morning, Alex.

Alex Rygiel - FBR — Analyst
Your gross margin in the quarter were very, very strong. Should this be a level that we should feel confident can continue going forward into 2010.

Steve Nielsen - Dycom Industries — President & CEO
Well, I think, as we indicated with the directional comments for this October quarter that we feel comfortable that margins will be in-line. You always work harder in a recession at running your business better and we’ve made a number of operational improvements that we think will be sustained. Obviously, it is a tough economic climate. So we’re going to be cautious about that, but we’re running the business better now than we were six months or a year ago.

Alex Rygiel - FBR — Analyst
And can you comment on your expectation for free cash flow generation in 2010?

Steve Nielsen - Dycom Industries — President & CEO
We haven’t given any guidance for fiscal 2010, but absent acquisition activity or significant ramp-up in organic growth, it’s more than likely that we would be net debt at zero or net cash.

Alex Rygiel - FBR — Analyst
And you haven’t made a significant acquisition in the last two-and-a-half years. Where’s your confidence level right now with regards to your current existing operating base and your comfort with adding acquisitions to that at this point in time?

Steve Nielsen - Dycom Industries — President & CEO
Well, we’ve done a number of acquisitions over the years. I’ve always said that coming out of a recession is a good time to be acquiring businesses. So we’re looking at things that come through. They’ve got to fit with what we do and be balanced against the organic opportunities that also generally become more evident as you come out of a recession.

Alex Rygiel - FBR — Analyst

And lastly, as it relates to your G&A expense, it’s maintained a fairly high level despite the decline in revenue over the last 12 months. What’s your expectation going forward into 2010 for G&A?

Steve Nielsen - Dycom Industries — President & CEO
We’ve always been careful in recessions to maintain our core management ranks. Those are the folks that you rely on to handle growth of acquisitions. So it’s somewhat of a similar pattern to what we’ve managed to before. We’ve also made some investments in process improvements where the improvements are showing up in gross margin, but the investments are showing up in G&A. And we’re more than happy to invest in G&A if we can get better at running the business.

Alex Rygiel - FBR — Analyst
Great, thank you. Nice quarter.

Steve Nielsen - Dycom Industries — President & CEO
Thank you.

Operator
Thanks and our next question comes from the line of John Rogers with D.A. Davidson. Please go ahead.

John Rogers - DA Davidson — Analyst
Hi, good morning.

Steve Nielsen - Dycom Industries — President & CEO
Good morning, John.

John Rogers - DA Davidson — Analyst
Steve, just in terms of the recovery that hopefully we’re going to see at some point, with your business, do you expect — what should we be thinking about and looking for here? Should we be about housing market or is there a technology cycle or a product cycle that should be the big driver of the next wave or how do you think about that?

Steve Nielsen - Dycom Industries — President & CEO
Well, I think —

John Rogers - DA Davidson — Analyst
I mean, not so much 2010, but over the next couple of years.

Steve Nielsen - Dycom Industries — President & CEO
Well, here’s the way I think about it. I think you have highlighted all of, or a number of the factors. Number one, we’ve been in an environment where we’ve had an abysmal housing market now for a couple years. And I think on last quarter’s call we talked about it, probably wasn’t going to get worse, and it looks like it isn’t, and it’s bottomed. And so we see that headwind abating. I don’t know that we’re going to see a 2005 real estate market any time soon, but directionally, we see that improving and that helps a number of things. That growth in the housing market refocuses customers on just maintaining the infrastructure they have, as they have to process new orders and just deal with the obsolescence of the network that is just natural as time goes by. So that’s the first thing.
The second thing is in our cable installation business, because household formation has been down and housing has been down, all of our cable customers have talked on their calls that churn, customer churn has been at historically low levels. And so their connect and reconnect activity has been down substantially. I think as the economy gets better that, I think, churn kind of reverts more towards the mean, so it doesn’t get any worse and so that drives more activity. From a technology perspective, certainly the stimulus. Most of the projects that I’m familiar with that we have had conversations with have to get underway in 2010, but generally have two to three-year cycles, so certainly that stimulus tail will extend into 2011. And then I think —

John Rogers - DA Davidson — Analyst
I’m sorry, just on the technology side, that’s the rural?

Steve Nielsen - Dycom Industries — President & CEO
That’s the rural deployments and I think it also goes to your technology question, John, which is all the rural deployments that I’m familiar with, have all been around deep fiber deployments. And I think when the economy gets better, the power of the secular trend over, it’s been decades at this point, of pushing fiber ever closer to the end user becomes more evident when the economy gets better. And as people figure out ways to use more bandwidth, they will need ways for carriers to supply it. And then I think the other factor, John, that we’re looking at is as the world becomes more complex and our customers are in a more competitive environment with each other, that we’re seeing more opportunities to grow organically through vendor consolidation. And that’s not something that just happens once, but that tends to happen over an extended period of time as the administrative ranks of our clients are streamlined, and it’s easier for them to work with larger vendors.

John Rogers - DA Davidson — Analyst
Okay. That’s very helpful. Couple of other just quick things. One, do you have, and I apologize if I missed this, the revenue break down between telecom, cable and utility line locating?

Steve Nielsen - Dycom Industries — President & CEO
Sure, Drew will handle that then we will give you the balance of the top ten customers.

John Rogers - DA Davidson — Analyst
Okay. Yes, go ahead.

Drew DeFerrari - Dycom Industries — CFO
Good morning, John. The breakdown on the telecom side, it’s 47.8%, cable TV is 28.4%, utility locating is 18.1%, and then the electrical and other is 5.7%. And then to round out the top ten, Charter Communications was number six at 5.0%, Windstream was at 4.0%, Qwest was at 2.9%, ETC Canyon Pipeline was at 2.4%, and then Cablevision was number ten at 1.4%.

John Rogers - DA Davidson — Analyst
Great. Drew, you also said, make sure I have this right, lower fuel prices added 177 basis points. Was that in the add to gross margins?

Drew DeFerrari - Dycom Industries — CFO

That’s correct, on a year —over-year basis.

John Rogers - DA Davidson — Analyst
Okay. And we should start to lap that in what, your second calendar or second fiscal quarter?

Drew DeFerrari - Dycom Industries — CFO
I think that’s right, John. Q1 of last year prices were still high and there was some disruption around some of the refineries that the supply was a little bit short keeping the prices high last year in our October quarter.

Steve Nielsen - Dycom Industries — President & CEO
I think, John, that’s a good point that I would want to emphasize. We’re pleased that fuel costs came in, but I think what we’re more pleased with is that we’re able to grow gross margins above that fuel ladder in a tough economy. And I think that’s indicative of some of the operational initiatives that we’ve been working on now for the last 12 or 18 months.

John Rogers - DA Davidson — Analyst
Yes, it is impressive. Anyway, thank you.

Steve Nielsen - Dycom Industries — President & CEO
Thanks, John.

Operator
Thanks and we have a question from the line of Jordan Teramo with Brigade Capital. Please go ahead.

Jordan Teramo - Brigade Capital — Analyst
Hi, guys. Can you help me understand a little bit in terms of as it seems a lot of guys will always be at maintenance level of wireline spending, but in general there’s less and less focus on wireline spend and more on wireless. And are there any opportunities there or is that generally a headwind or challenge for you as wireline spend goes down and wireless spend goes up or are you somehow involved in backhaul or something like that, that follows from the wireless spend?

Steve Nielsen - Dycom Industries — President & CEO
I think a couple of observations, Jordan. First thing is from a bandwidth perspective, a wired connection is still the preference, right? So we see still a technology driver as carriers deploy more and more fiber. The wireline spend that you see declining in many instances is around the maintenance of a existing copper network, which is generally self-performed for the most part by our clients. So what may be an overall headwind from our perspective, with the push towards deeper and deeper fiber deployments in the network — it is a good thing that we expect to continue. On the wireless side, we have not found direct wireless services all that attractive, although the second part of your question raised wireless backhaul or cellular backhaul.
And that’s arising because of 3G and 4G services that require much more robust connections between cell towers and the wired network. And a number of the cable operators as well as the phone companies have made substantial commitments to bring fiber to towers. We were talking this morning kind of in aggregate across the country, across a number of cable operators and others, we’re probably working on a couple thousand sites right now, in either in planning, engineering, or actually construction. And we see no reason that that doesn’t continue to accelerate as 4G services are really only getting started. So we are happy to play the wireless data theme through that portion of connecting antennas back to the wired network through fiber. And then I think lastly, the deployment of more ubiquitous wireless data is actually helping us improve our business in the way we communicate with technicians and manage them. So that’s a good thing for us in our installation and locating businesses.

Jordan Teramo - Brigade Capital — Analyst
Thank you.

Operator
Thanks and we have a question from the line of Simon Leopold with Morgan Keegan. Please go ahead.

Jon Epstein - Morgan Keegan — Analyst
Hi, this is actually Jon Epstein dialing in for Simon. Good morning.

Steve Nielsen - Dycom Industries — President & CEO
Good morning, Jon.

Jon Epstein - Morgan Keegan — Analyst
You mentioned a couple times about the urgency of fiber deployment and with respect to Verizon, how are you adjusting your strategy as the files build out, accelerates in urban areas and perhaps slows outside the cities.

Steve Nielsen - Dycom Industries — President & CEO
Well, there’s a couple things. Verizon has been very clear over the last four or five months that in their mind they are going to be focused on the urban areas. We do interior wiring of multiple dwelling units, multiple tenant units for Verizon, including not only the engineering, construction and the actual interior installation, so we think we’re well positioned to participate there. And as I also mentioned on the last call, something like 35% to 40% of the business that we currently provide to Verizon is in non-directly influenced areas by FiOS. So it’s a number that we’re going to man it through. We actual think that there are still some opportunities there, but it’s not a significant impact on the business going forward.

Jon Epstein - Morgan Keegan — Analyst
Thanks. And in the evolving area of vendor consolidation, what’s your perspective on the discussion around AT&T’s intention to consolidate their vendors into defined domains? Is there any impact on your business directly or indirectly?

Steve Nielsen - Dycom Industries — President & CEO
At this point, Jon, I believe that initiative, as best I can understand it from the outside, is primarily related to equipment vendors so that they can create technology standards. It has not extended to services, so we don’t see any impact at this point.

Jon Epstein - Morgan Keegan — Analyst
Okay. And finally, are you seeing any favorable or unfavorable changes in your recent contract renewal terms, including pricing, or how about the approval process timeframe?

Steve Nielsen - Dycom Industries — President & CEO

Well, I think in a recession things always take a little bit longer than they do when times are better. I think it is also a recession, so to say that there are not price pressures around the margin would not be realistic, but it’s not anything more than we have managed through or anticipated previously.

Jon Epstein - Morgan Keegan — Analyst
Thanks for taking the questions.

Steve Nielsen - Dycom Industries — President & CEO
Thank you.

Operator
Thank you. (Operator Instructions) And we have a question from the line of Alan Mitrani with Sylvan Lake Asset Management. Please go ahead.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Hi, thank you. Were there any extra severance costs or other costs in the SG&A this quarter that you don’t expect to repeat or maybe you could highlight?

Steve Nielsen - Dycom Industries — President & CEO
Alan, there was nothing material around severances. We’ve talked about before. Workforce goes up and workforce comes down and the cost of sizing the workforce appropriately for the available opportunities is just a cost of doing business from our perspective.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay. Also, just it sounds like you are not expecting revenues to shoot up at least initially this coming year. I just want to remember, last year in the first quarter there was, what, $15 million of storm work?

Steve Nielsen - Dycom Industries — President & CEO
Yes, that’s correct, Alan. So, if you think about it directionally, there is some likelihood that that organic revenue decline actually on a percentage basis improves this quarter when you back out that storm work.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay. But in light of that it doesn’t seem like you said at least for the rest of this calendar year, you sounded a little cautious on AT&T, and the next quarter you are not expecting any growth, why is it than that CapEx is going to go up so much, and maybe just talk about CapEx on a gross basis, what you expect and then also speak a little more about SG&A.

Steve Nielsen - Dycom Industries — President & CEO
I think the way I’ve always seen recessions resolve themselves, Alan, is that the second half hockey stick is just not generally the way our customers kind of react to improving times. So the fiscal 2010 results we think are more calendar 2010 driven. We have been very efficient in the way we’ve deployed capital, but we’re like other players in the economy, we have to upgrade equipment in a normal replacement cycle and I think we see more of that occurring in fiscal 2010 than we did in fiscal 2009. If there are a lot of other people that have — that make the same decision that we do, that will tell that you that the economy is on the mend, right, because that’s how recessions end and expansions begin is when people start spending money.
And so we see that as just a natural evolution. And then there are opportunities out there that we see for organic growth, although once again — I’m trying to think in my career the number of large organic growth opportunities that started in the last quarter of a calendar budget year and there aren’t a whole lot. So I just don’t think it’s realistic to see things hockey sticking between now and the beginning of the year, but as the economy recovers, I think 2010 and 2011 and the stimulus, I think all of those are moving in the same direction.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay and it may be true. Can you talk about — or Steve, the SG&A I realize you want to invest and there are certain investments you are making which show up on the SG&A line and the benefit in terms of cost, but the benefits show up on margin. Can you just detail this, because unlike other companies, you guys actually have increased your SG&A, ex-stock-based comp, this past year by about 1% in the face of a declining revenues. When revenues declined 10% your SG&A’s up, ex-stock comp, 1% and the year before your SG&A ran a few percentage points faster than your growth as well. So I’m wondering when does the SG&A spend stop and maybe you could just detail a little more about where the money is going and what kind of benefits we could see from it.

Steve Nielsen - Dycom Industries — President & CEO
Well, I mean, we’ve talked about, number one, if you think the economy is going to get better, the last thing you want to do is cut back on core management ranks that are going to handle that growth, right? Number two, in a difficult economy you are going to focus spending around safety and insurance and doing the work with better quality and more efficiently and we’ve made some investments there, both in consulting fees and other things. And to the extent that we can spend G&A and improve gross margin, I think we’d probably be happy to continue that for a long period of time. So I don’t necessarily think about it as a one time phenomenon, but I do think that as the revenue growth returns, that historically coming out of recessions, we have not grown SG&A as fast as revenues increased coming out of a recession.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay. And then can you give, Drew, can you give us a sense of some any sort of equipment sales or other income for the first quarter?

Steve Nielsen — Dycom Industries — President & CEO
It’s going to be a light quarter, Alan. I mean, I think that’s why the gross and net CapEx are going to be much closer this year than they have been in the past, because we are not going to sell as much.

Alan Mitrani - Sylvan Lake Asset Management — Analyst
Okay, thank you.

Operator
(Operator Instructions) At this time I’m showing no further questions in queue.

Steve Nielsen - Dycom Industries — President & CEO
All right, Kent, we appreciate everybody’s participation on the call and we look forward to speaking to you after the conclusion of our first quarter. Thank you.

Operator

Great, and thank you. And ladies and gentlemen, that does conclude our conference for today. Thanks for your participation and for using AT&T’s Executive TeleConference. You may now disconnect.